Exhibit 10.38

NUMBER:	05-2009
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DATE OF ORDER:	February 25, 2005

PURCHASE ORDER	PAGE 1 OF 4

VENDOR:

Attn: Serge Drobatschewsky

Maxwell Technologies

9244 Balboa Avenue

San Diego, California 92123

USA

Tel: 858-503-3409

Fax: 858-503-3301

(Seller) will sell and deliver the supplies and services specified herein in accordance with the terms and conditions hereof.

PROJECT: DE-FC36-95EE50425 DELIVERY: February 20, 2005 PAYMENT: Net 30th Prox DELIVERY: Type & Place: FOB Seller’s Plant Payment for Transportation: Collect Routing: Buyer’s Traffic	SHIP TO: Cyrus N. Ashtiani DaimlerChrysler CIMS 483-00-08 800 Chrysler Drive Auburn Hills, Ml 48326-2757 USA Tel: 248-512-9409

QTY	DESCRIPTION OF SUPPLIES OR SERVICES	UNIT PRICE	TOTAL PRICE
1	Develop the technology to deliver low cost high performance 42V ultracapacitor cells and modules for energy storage, power delivery needs, and system goals defined in the FreedomCAR program.	$6,800,000.00	$6,800,000.00
n/a	Notes:	n/a	n/a
	A) The Head-Start letter dated August 13, 2004, copy attached, stated, among other terms, that Maxwell has agreed on the Purchase Order (P.O.) Terms and Conditions (T&C’s), and accordingly, the PO T&C’s are applicable to this project. The USABC does agree to clarify the T&C’ as set forth below:

	1. Paragraph 19: The parties agree that the Intellectual Property provisions of the incorporated Appendix E take precedence over the USABC P.O T&C’s.

2.Paragraph 20: Maxwell will be reimbursed 45% of the allowable costs for performing the work under the P.O. and that the remaining 55% of the allowable cost shall constitute Maxwell’s share. B. The DOE Contracting Officer, by letter dated January 24, 2005, has granted approval of the subject project.

	B. The DOE Contracting Officer, by letter dated January 24, 2005 has granted approval of the subject project.
	continued…

	The USABC terms and conditions contained in this purchase order are the only terms and conditions applicable to this order. Any additional or different terms and conditions of seller referenced in any attachments to this purchase order, or any other documentation, are rejected by USABC and are deleted in their entirety.

REQUESTOR: Cyrus N. Ashtiani DaimlerChrysler CIMS 483-00-08 800 Chrysler Drive Auburn Hills, Ml 48326-2757 USA Tel: 248-512-9409	INVOICE TO: United States Advanced Battery Consortium c/o Bucciero and Associates 1050 Wilshire Ste. 115 Troy, Ml 48084	APPROVED: February 25, 2005

NUMBER:	05-2009
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PURCHASE ORDER Continued	PAGE 2 OF 4

QTY	DESCRIPTION Of SUPPLIES OR SERVICES	UNIT PRICE	TOTAL PRICE
	…continued
n/a

	Gross purchase order:		$6,800,000.00
	Less supplier cost share @55%:		$(3,740,000.00)

	Net purchase not to exceed:		$3,060,000.00

NUMBER:	05-2009
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PURCHASE ORDER Terms and Conditions	PAGE 3 OF 4

1. OFFER, ACCEPTANCE AND MODIFICATION - This order is an offer to Seller by Buyer to enter into the agreement it describes and it shall be the complete and exclusive statement of such agreement. Seller shall accept the offer in writing or by beginning work hereunder. Modifications proposed by Seller are not part of the agreement in the absence of Buyer’s written acceptance.

2. CHANGES - Buyer at any time by written order may change the work of this order, including the specifications, statement of work, number and design of prototypes and delivery dates. If any such change affects cost or timing, Buyer shall adjust price and delivery schedules equitably. Seller shall not make any change in the work of this order without the written approval of Buyer.

3. SUBCONTRACTING - Seller shall not subcontract any of its substantive obligations under this order without the prior consent of Buyer. In each subcontract of work hereunder, Seller shall obtain from the subcontractor the same obligations and rights and licenses for Buyer and Buyer’s Partners and Partner Associated Companies as are provided by Seller under Section 9. A Partner Associated Company is any entry or division of a Partner, present or future (except those that manufacture batteries), in which one of Buyer’s Partner’s owns fifty percent or more of its voting stock or equity.

4. TITLE AND BAILED PROPERTY - (a) The documents and articles produced or acquired by Seller under this order shall become the property of Buyer immediately upon production or acquisition.

(b) Unless otherwise specified, Seller bears all responsibility for loss and damage to all documents and articles owned by Buyer and possessed by Seller, including responsibility for loss and damage which occur despite Seller’s exercise of reasonable care, but excluding normal wear and tear. Seller shall (1) properly house and maintain such documents and articles on Seller’s premises, (2) mark them “Property of USABC”, (3) refrain from commingling them with the property of Seller or with that of a third party, and (4) maintain them as personal property. Buyer shall have the right to enter Seller’s premises at reasonable time to inspect the documents and articles and pertinent records. Upon completion of the work of this order, Seller shall advise Buyer of those documents and articles produced or acquired hereunder which remain in Seller’s possession.

(c) At Buyer’s request, Seller immediately shall deliver the documents and articles to Buyer or a carrier selected by Buyer, at Buyer’s option F.O.B. carrier Seller’s facility or F.O.B. Buyer’s facility freight collect, properly packed and marked in accordance with the requirements of the carrier and Buyer. In the event that Buyer requests scrapping of the documents or articles, Seller shall destroy the specified documents and articles or mutilate them to the point of usefulness only as raw materials. Seller may sell the materials resulting from such mutilation only to another who agrees to use them only as raw materials. Seller may delegate to a responsible third party its duties regarding the destruction or mutilation of such documents and articles, but delegation does not relieve Seller from responsibility for such duties and Seller must monitor the performance of the third party.

5. BLANKET ORDER RELEASES - If this purchase order specifies that the services to be performed shall be designated by release, Seller shall perform services only as authorized in releases issued to Seller by Buyer. Any specific requirements concerning scheduled milestones, delivery dates or progress reporting must be met by Seller prior to payment by Buyer, including progress payments.

6. INVOICES AND PAYMENT - (a) If applicable to Seller, each invoice shall contain the following assurance: “Seller represents that it has complied with the Fair Labor Standards Act of 1938, as amended, in producing the supplies or performing the services covered by this invoice.”

(b) If this order specifies prices on an other-than-fixed price basis, Buyer’s payment obligation shall be calculated only from the direct labor and direct materials expended by Seller on the work hereof at rates specified in this order. Such rates shall be deemed to include adequate allowances for all other costs and charges. Work shall be at straight-time rates unless Buyer approves higher rates in writing in advance. For these purposes, direct labor consists of actual hours spent pursuant to this order by qualified persons whose classifications are listed in this order and who are not otherwise compensated for such hours, and direct materials are those items that become part of the supplies delivered to Buyer.

(c) Each invoice of an other-than-fixed price order shall specify the amount of direct labor for each rate, the amount of direct materials, and other appropriate data requested by Buyer.

(d) Seller shall establish an accounting system that enables ready identification of the foregoing data. Buyer may audit Seller’s records at any time prior to two years after final payment under an other-than-fixed price order to verify Buyer’s payment obligation to Seller. Seller shall provide written notice to Buyer when work performed reaches eighty percent of the maximum price, if any, specified in this purchase order.

(e) Before payment of final invoice by Buyer, Seller, unless otherwise directed by Buyer, shall provide the items necessary for contract closeout, including, but not limited to a final technical report, Property Certification, Patent Certification, Summary Settlement Statement, and Subcontractor’s Final Release and Assignment and Certification Respecting Refunds, Rebates, Credits and Other Amounts.

7. WARRANTY - Seller expressly warrants that all goods or services covered by this order will conform to the specifications furnished to or by Buyer, and will be merchantable, of good material and workmanship and free from defect. In addition, Seller acknowledges that Seller knows of Buyer’s intended use and expressly warrants that all goods covered by this order which have been selected, designed, manufactured, or assembled by Seller, based upon Buyer’s stated use, will be fit and sufficient for the particular purposes intended by Buyer.

8. INFRINGEMENT - Seller at its expense shall investigate and defend or otherwise handle, or at Buyer’s option provide all reasonable assistance to Buyer in Buyer’s investigation, defense or handling of, every claim that may be brought against Buyer, its Partners and Partner Associated Companies, or others that use the documents and articles on behalf of any of them, for any alleged infringement of any present or future patent, copyright, industrial design right or other proprietary right based on Seller’s work hereunder or the sale or use of the documents or articles (1) alone, (2) in combination by reason of their content, design or structure, or (3) in combination in accordance with Seller’s recommendations. Seller’s obligations shall apply even though Buyer furnishes all or any portion of the design and specifies all or any portion of the processing. Seller shall pay all expenses and damages that Buyer, its Partners or Partner Associated Companies and others using the documents or articles on behalf of Buyer may sustain by reason of each such claim.

9. INFORMATION AND DATA -

(a) Seller shall furnish to Buyer or another party designated by Buyer, without restrictions of use or disclosure, all information and data developed in the performance of work and required to be delivered hereunder.

(b) All designs, inventions, and improvements which Seller makes in the course of Seller’s activities hereunder and any patents and/or copyrights received by Seller thereon shall be the property of Seller provided that Seller agrees to contribute at least fifty percent (50%) of the total cost of the work hereunder; otherwise all such designs, inventions and improvements which Seller makes, solely or jointly with Buyer, in the course of Seller’s activities hereunder and any patents or copyrights received by Seller, solely or jointly, thereon shall be the property of Buyer and, in such case, Seller shall execute or have executed any papers and provide assistance as may be necessary to perfect ownership thereof in Buyer. In addition, if Seller fails to contribute at least fifty percent (50%) of the total cost of the work hereunder, (1) at Buyer’s request Seller shall furnish to Buyer, on reasonable terms and conditions, all other information and data of Seller which Buyer deems necessary to understand and apply the information and data of the above Section 9(a), and (2) Seller hereby grants to Buyer, its Partners and Partner Associated Companies designated by Buyer, a nonexclusive, paid- up, worldwide, irrevocable license to make, have made, use, have used, sell, offer to sell and import under, and to copy, modify, use, distribute, and prepare derivative works under, any intellectual property rights owned or controlled by Seller which cover any application of the technology embodied in the information or data Seller acquires or develops in the course of Seller’s activities hereunder.

(c) In the event that Seller is unwilling or unable to manufacture the product substantially developed in the course of Seller’s activities hereunder, at Buyer’s request, Seller shall negotiate in good faith with manufactures that are designated by the Buyer in collaboration with the Seller for the issuance of one or more royalty-bearing licenses under Seller’s intellectual property rights for the purposed of commercialization in all automotive applications of such product. Such license shall be granted by the Seller upon terms that are reasonable under the circumstances.

(d) For a period of five (5) years from the date hereof, Seller shall use reasonable care to prevent disclosing to others and shall not use on behalf of others (1) the technical information and data furnished by Buyer or developed by Seller in the performance of work hereunder, and (2) information relating to any portion of Buyer’s business that Seller may acquire in the course of Seller’s activities hereunder. This obligation shall not apply to information that is or becomes publicly known through not fault of Seller.

(e) Seller agrees not to assert any claim other than a claim (subject to any applicable license under Sections (b) and/or 9(c) above) for patent infringement against Buyer, its Partners and Partner Associated Companies with respect to any technical information which Seller shall have disclosed to or may hereafter disclose to Buyer in connection with the goods or services covered by this purchase order.

10. ENGINEERING DRAWINGS - Any engineering drawings Seller is required to prepare and furnish to Buyer shall conform with standards to be provided by Buyer.

11. INDEMNITY- Seller shall hold harmless Buyer, its Partners and Partner Associated Companies, and the directors and employees of all of them, from all claims, liabilities, losses, damages or other expenses, including legal fees, which arise from Seller’s performance of work in connection with this order or use of Buyer’s property on or off Buyer’s premises and which are for actual or alleged (a) injury to any person, (b) damage to any property, (c) economic loss, or (d) violation of any law, ordinance, or regulation, except when such (c) economic loss, or (d) violation of any law, ordinance, or regulation, except when such expenses are attributable to the sole negligence or sole and willful misconduct of Buyer, its Partners and Partner Associated Companies, or the directors and employees of any of them.

12. TERMINATION AT OPTION OF BUYER -

(a) Buyer may terminate its purchase obligations hereunder, in whole or in part, at any time, by a written notice of termination to Seller. Buyer shall have such right of termination notwithstanding the existence of an excusable delay of Section 14.

(b) Upon receipt of the notice of termination, Seller unless otherwise directed by Buyer shall (1) terminate promptly all work under this order, (2) transfer title and deliver to Buyer the finished work, the work in process and the parts and materials which Seller produced or acquired in accordance with this purchase order and which Seller cannot use in producing goods for itself or for others, (3) settle all claims by subcontractors (if any) for actual costs that are rendered unrecoverable by such termination, and (4) take actions reasonably necessary to protect property in Seller’s possession in which Buyer has an interest.

(c) Upon termination by Buyer under this Section, Buyer’s obligation to Seller shall be: (1)the purchase order price for all finished work and completed services which conform to the requirements of the order, (2) Seller’s reasonable actual cost of the work in process and parts and materials transferred to Buyer in accordance with subsection (b)(2) hereof, (3) Seller’s reasonable actual cost of settling the claims by subcontractors of subsection (b)(3) hereof but not in excess of the obligation Seller would have had to the subcontractor in the absence of termination, and (4) Seller’s reasonable actual cost of carrying out its obligations of subsection (b)(4) hereof. Buyer’s obligations upon termination under this Section shall not exceed the obligation Buyer would have had to Seller in the absence of termination.

(d) Within two months after the date of termination, Seller shall furnish to Buyer its termination claim which shall consist exclusively of the items of Buyer’s obligation to Seller that are listed in subsection (c) hereof. Buyer may audit Seller’s records, before or after payment, to verify amounts requested in Seller’s termination claim.

(e) Buyer shall have no obligation to Seller if Buyer terminates its purchase obligations of this purchase order because of default by Seller.

NUMBER:	05-2009
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PURCHASE ORDER Terms and Conditions (cont)	PAGE 4 OF 4

13. COMPLIANCE WITH LAW - Seller shall comply with federal, state and local laws, rules, regulations, ordinances and executive orders applicable to Seller’s performance of its obligations under this order. Contract clauses required by the Government in such circumstances are incorporated herein by reference.

14. EXCUSABLE DELAYS - Neither Buyer nor Seller shall be liable for a failure to perform that arises from causes or events beyond its reasonable control and without its fault or negligence, including labor disputes of any kind. Seller’s delivery obligations of Section 4 are not impaired by an excusable delay of this Section.

15. APPLICABLE LAW - This order shall be governed by the laws of the State of Michigan, and litigation on contractual causes arising from the order shall be brought only in a federal District Court located in Michigan or in a court of the State of Michigan.

16. MOST FAVORED CUSTOMER: If Seller and Buyer complete the work ordered hereunder and if Buyer, or its Partners or Partner Associated Companies designated by Buyer, elect to purchase from the Seller any item substantially developed hereunder, Seller shall sell such item to Buyer, or its Partners or Partner Associated Companies at prices that are no less favorable to the purchaser than those then currently given to any other customer for essentially a similar product in similar quantities and under essentially similar terms and conditions. If Seller later reduces the price to other customers for essentially the similar product in similar quantities and under essentially similar terms and conditions, Seller will reduce correspondingly the price to Buyer, its Partners and Partner Associated Companies.

17. OTHER TERMS-This purchase order is issued subject to Department of Energy Cooperative Agreement number DE-FC26-95EE50425 (“Cooperative Agreement”). In the event of a conflict between the terms of this purchase order and the Cooperative Agreement, the Cooperative Agreement controls. The Office of Management and Budget (“OMB”) Circular A-110 applies to Seller. If Seller is a non-profit organization (other than an educational institution), OMB Circular A-122 applies to Seller. If Seller is an educational institution, OMB Circular A-21 applies to Seller. If the amount of this purchase order exceeds $25,000, then Seller must comply with Department of Energy regulations located at 10 CFR Part 1036. If the amount of this purchase order exceeds $100,000, this purchase order and Seller are subject to Department of Energy regulations located at 10 CFR Part 601, regarding restrictions on lobbying. Seller must submit to buyer a completed “Disclosure of Lobbying Activities” form, Appendix B to 10 CFR Part 601, within 15 days following the end of any calendar quarter in which an event occurs that must be disclosed. Seller will require any calendar quarter in which an event occurs that must be disclosed. Seller will require any subcontractor under this purchase order to comply with this provision. Seller must provide copies to Buyer of any disclosures received from Sellers subcontractors.

Seller must allow Buyer or anyone with rights through Buyer to audit Seller’s records with respect to this purchase order. Seller must retain those records for 3 years following final payment under this purchase order.

18: The Seller shall perform the tasks and provide deliverables on the schedule specified in the SOW contained in Appendix A and agrees to use its best efforts to meet and attempt to exceed the technical goals of the program.

19: This purchase order is governed in declining order of precedence by: 1) the terms listed on the front page of the Purchase Order and on any continuation page thereof, 2) the Intellectual Property terms of Appendix E, 3) the terms on the back page of the Purchase Order, and 4) the Statement of Work in Appendix A.

20: This is a cost sharing Purchase Order. USABC shall reimburse seller for fifty (50%) percent of the allowable costs for performing the work under this Purchase Order. The remaining fifty (50%) percent of the allowable costs shall constitute the sellers share, for which it will not be reimbursed by USABC. Each month the seller shall submit to USABC an invoice reflecting the total allowable costs incurred by the seller during the previous month, less the seller’s cost share of such costs. USABC shall pay the seller within (60) days of receipt of each invoice, subject to seller providing a report outlining the work accomplished in sufficient detail to justify the funds seller expended during the month. Along with the monthly invoice, seller shall supply USABC with an estimate of the next month’s cost. Seller shall advise USABC immediately when the percent of work accomplished is inconsistent with the agreed upon funding expenditure schedule such that insufficient funds remain to complete the program as planned within the total costs outlined herein. This Purchase Order will enter into effect only after review and approval by DOE of Seller’s financial submissions. Paragraph 6(b) on the back page of the Purchase Order is deleted. This Purchase Order is issued on an allowable cost basis, without fee or profit. Allowable costs shall be identified in accordance with Generally Accepted Accounting Principles, and are defined in the Federal Acquisition Regulation (FAR Part 31.2; 48 CFR 31.2) and 10 CFR 600.127. Invoices will be submitted on Standard Form 270, Request for Advance or Reimbursement, with content acceptable to DOE. A Final Cost report will be submitted within 90 days of completion of the work, in the same format as the approved budget for the program, comparing the amounts allocated in the award budget to the amounts expended for each budget element, and identifying any unobligated balance which should be refunded to USABC and DOE. Paragraph 6(d) on the back page of the Purchase Order is modified to extend USABC audit rights to any period during which the US Government may audit the USABC expenditures on this Purchase Order (ref. 10 CFR 600.25 and 600.126(d)). Seller is expected to bring the work to conclusion within the funding limits of the approved financial submissions. There is no commitment by DOE or USABC to provide additional funds and Seller is not authorized to incur costs under this Purchase Order beyond the amounts on the face hereof.

Failure of the DOE to provide funding for this Purchase Order, or cancellation by DOE of such funding, may result in termination at the option of the USABC under the provisions of paragraph 12.

21. Publication by Seller of information developed under this Purchase Order will be governed by Appendix E provisions relating to patents and Protected Battery Information. Any publication which is approved under those conditions will contain the following acknowledgment statement:

‘This (material) was prepared with the support of the US Department of Energy, Cooperative Purchase Order number DE-FC02-95EE50425 with the United States Advanced Battery Consortium. However, any opinions, findings, conclusions, or recommendations expressed herein are those of the author(s) and do not necessarily reflect the views of the DOE or the USABC.’

22: During the term of this Purchase Order, Seller agrees to secure pre-publication approval from USABC of proposed publications and USABC agrees to give Seller a copy of proposed publications at least thirty (30) days prior to publication.

Any news release, public announcement, advertisement, or publicity released by either party concerning this Purchase Order and work done pursuant to this Purchase Order will give full consideration and credit to the roles and contributions of both parties and DOE and further shall be subject to (a) all restrictions regarding publicity imposed by DOE and (b) prior mutual approval by both parties hereto. Any public statements, press releases, RFP, or other documents describing this program funded in part with Federal money must clearly state (1) the percentage of the total cost of the program funded by the US Government, (2) the dollar amount of Federal contribution being described, and (3) the percentage and dollar amount of the total costs of the program that will be funded by non-Federal sources. The Federal contribution for this program is expected to be 50%.

Seller shall not, for a period of sixty (60) days from the effective date of this Purchase Order, without first obtaining the written consent of USABC, in any manner advertise or publish the fact that the parties have entered into this Purchase Order or that Seller has contracted to perform research and development work for USABC as described in the Statement of Work. Furthermore, Seller shall not use any trademarks or trade names of USABC in Seller’s advertising or promotional materials except as required by federal, state and local laws, executive orders, rules, regulations, ordinances, governmental authorities and agencies.

23: Seller is advised that the conditions under which the DOE has agreed to fund this USABC program include substantial involvement by the DOE, to include technical direction for the program and program elements. Seller agrees that USABC and DOE may make visits at reasonable times and frequencies to review program accomplishments and management control systems, and provide technical assistance.

24: Paragraph 13 is amended to refer specifically to DOE regulations regarding Nondiscrimination in Federally Assisted Programs (ref. 10 CFR 1040). Seller is hereby notified of the following provision of Public Law 103-316. The Energy and Water Development Appropriations Act, FY 1995):

25: Title to nonexpendable personal property acquired shall vest in Seller subject to USABC approval and subject to DOE rights to transfer title in accordance with the requirements of OMB Circular A-110, or to abandon such property in place. None of the funds contributed by the parties pursuant to this Purchase Order may be expended for buying real estate.

‘It is the sense of Congress that to the greatest extent practicable, all equipment and products purchased with funds made available by PL 103-316 which are provided under this award should be American-made.’